Exhibit 4.1

THIS SECURITY IS AN UNSECURED SUBORDINATED DEBT OBLIGATION OF ZIONS BANCORPORATION. THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN SUCH DEPOSITARY OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO ZIONS BANCORPORATION, OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

ZIONS BANCORPORATION

5.65% Fixed-to-Floating Rate Subordinated Notes due November 15, 2023

No. 1	$162,000,000

CUSIP No. 989701BH9

ISIN No. US989701BH97

ZIONS BANCORPORATION, a corporation duly organized and existing under the laws of the State of Utah (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of One Hundred Sixty-Two Million Dollars ($162,000,000) on November 15, 2023, and to pay interest thereon from November 5, 2013 or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, (i) semi-annually on May 15 and November 15, commencing May 15, 2014, from and including November 5, 2013 to but excluding November 15, 2018 (the “Fixed Rate Period”), at a rate of 5.65% per annum and (ii) quarterly on February 15, May 15, August 15 and November 15, from and including November 15, 2018 (the “Floating Rate Period”), at an annual floating rate equal to three-month LIBOR (as defined below) plus 4.19% (the “Floating Rate Spread”), until the principal hereof is paid or made available for payment (each such date, an “Interest Payment Date”). Any premium and any such installment of interest that is overdue at any time shall also bear interest (to the extent that the payment of such interest shall be legally enforceable), at the rate per annum at which the principal then bears interest, from the date any such overdue amount first becomes due until it is paid or made available for payment. Notwithstanding the foregoing, interest on any principal, premium or installment of interest that is overdue shall be payable on demand. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be (i) during the Fixed Rate Period, the May 1 and November 1 in each year (whether or not a Business Day (as defined below)), as the case may be, next preceding such Interest Payment Date and (ii) during the Floating Rate Period, the February 1, May 1, August 1 and November 1 in each year (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The interest rate for each interest rate period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the interest rate determination date for that interest rate period. The calculation agent then will add the Floating Rate Spread to the three-month LIBOR as determined on the interest rate determination date. Absent manifest error, the calculation agent’s determination of the interest rate for an interest rate period for this Security will be binding and conclusive on the Holders of the Securities, any Paying Agent and the Company. The calculation agent will notify the Company of each determination of the interest rate and will make the interest rate available to any Holder of Securities upon request.

“Three-month LIBOR” means, with respect to any relevant interest rate period, the London interbank offered rate for deposits in U.S. dollars having an index maturity of three months in amounts of at least $1,000,000, as that rate appears on Reuters screen page “LIBOR01” at approximately 11:00 a.m., London time, on the relevant interest rate determination date. If no offered rate appears on Reuters screen page “LIBOR01” on the relevant interest rate determination date at approximately 11:00 a.m., London time, then the calculation agent, after consultation with the Company, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. If fewer than two quotations are provided, the calculation agent, after consultation with the Company, will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the interest rate determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest rate period in an amount of at least $1,000,000 that is representative of single transactions at that time. If three quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward, if necessary, to the nearest .00001 of 1%) of the quotations provided. If fewer than three quotations are provided, three-month LIBOR for the next interest rate period will be equal to three-month LIBOR in effect for the then-current interest rate period.

The “interest rate determination date” for any interest rate period is the second London business day prior to the beginning of the interest rate period.

A “London business day” means any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Calculation agent” means Zions First National Bank or such other bank as may be acting as calculation agent for the Company with respect to this Security.

Interest on this Security for the Fixed Rate Period shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in any period of less than one month. Interest payable on the notes for the Floating Rate Period shall be computed on the basis of a 360-day year and the actual number of days in an interest period.

During the Fixed Rate Period, in the event that an Interest Payment Date is not a Business Day, interest will be paid on the next succeeding Business Day and no interest will accrue on the postponed amount from the original due date to the next day that is a Business Day. During the Floating Rate Period, in the event that an Interest Payment Date is not a Business Day, interest will be paid on be the next succeeding Business Day and interest will accrue to, but excluding, the date interest is paid. However, if the postponement would cause the Interest Payment Date to fall in the next calendar month during the Floating Rate Period, the Interest Payment Date will instead be brought forward to the immediately preceding Business Day.

If the date of Stated Maturity for the principal falls on a day that is not a Business Day, the payment of the principal amount of this Security will be made on the next succeeding Business Day and no interest will accrue for the period from and after such date of Stated Maturity. “Business Day,” with respect to this Security, is a day other than a Saturday, a Sunday or any other day on which banking institutions in Salt Lake City, Utah or New York City generally are authorized or required by law or executive order to close.

Payment of the principal of (and premium, if any) and any such interest on this Security will be made at the office or agency of the Company maintained for that purpose in Salt Lake City, Utah in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: November 5, 2013

ZIONS BANCORPORATION

By
Name: Alexander J. Hume
Title: Senior Vice President and
Corporate Controller

Attest:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: November 5, 2013

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A.
As Trustee

By:	ZIONS FIRST NATIONAL BANK
As Authenticating Agent

By
Authorized Officer

[Global Note]

(Reverse of Security)

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Subordinated Debt Indenture, dated as of September 10, 2002, as supplemented by the Second Supplemental Indenture, dated as of November 5, 2013 (herein called the “Indenture”, which term shall have the meaning assigned to it in such instrument), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to J.P. Morgan Trust Company, National Association, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee, the holders of Senior Indebtedness and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Company may redeem all or part of the Securities of this series at any time or from time to time on or after November 15, 2018 at the Company’s option at a redemption price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. The Company will notify the holder, in writing, of the redemption not less than 10 days nor more than 60 days before the redemption date.

If the Company is redeeming less than all the Securities of this series at any time, the Trustee will select the Securities to be redeemed using a method it considers fair and appropriate.

The Company will redeem the Securities in increments of $1,000. The Company will cause notices of redemption to be mailed by first-class mail at least 10 but not more than 60 days before the redemption date to each holder of the Securities to be redeemed at its registered address.

If any Security is to be redeemed in part only, the notice of redemption that relates to that Security will state the portion of the principal amount thereof to be redeemed. The Company will issue a Security in principal amount equal to the unredeemed portion of the original Security in the name of the holder thereof upon cancellation of the original Security. Securities called for redemption will become due on the date fixed for redemption. On or after the redemption date, interest will cease to accrue on the Securities or portions of them called for redemption.

There is no sinking fund for the Securities of this series.

The indebtedness evidenced by this Security is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and in certain circumstances, to all General Obligations, and this Security is issued subject to the provisions of the Indenture with respect thereto. Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his or her behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his or her attorney-in-fact for any and all such purposes. Each Holder hereof, by his or her acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, and waives reliance by each such holder upon said provisions.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee reasonable indemnity, and the Trustee shall not have received from the Holders of a majority in principal amount of Securities of this series at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York, but without regard to principles of conflict of laws.

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Security, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM—as tenants in common

TEN ENT—as tenants by the entireties

JT TEN—as joint tenants with the right of survivorship and not as tenants in common

UNIF GIFT MIN ACT Custodian	-	under Uniform Gifts to Minors Act
(Cust) (Minor)
(State)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

(Please Print or Typewrite Name and Address Including Postal Zip Code of Assignee)

the attached Security and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated:
NOTICE: The signature to this assignment must be guaranteed and correspond with the name of the Holder as written upon the face of the attached Security in every particular, without alteration or enlargement or any change whatsoever.